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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 1997

                            Ugly Duckling Corporation
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             (Exact name of registrant as specified in its charter)

Delaware                              20841                    86-0721358
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(State or other                    (Commission                (IRS Employer
jurisdiction of incorporation)     File Number)           Identification Number)

            2525 East Camelback Road, Suite 1150, Phoenix, AZ 85016
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                    (Address of principal executive offices)

Registrant's telephone number, including area code:     (602) 852-6600
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                                      NONE
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          (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets

         On January 15, 1997, Ugly Duckling Corporation (the "Company") acquired substantially all of the assets of Seminole Finance Corporation, a Florida corporation ("Seminole"), Second Chance Finance, Inc., a Florida corporation ("SCFI"), Second Chance Wholesale, Inc., a Florida corporation ("Wholesale"), Krizmanich Holdings, L.C., a Florida limited liability company ("KHI"), and Seminole Lakeland Properties, Inc., a Florida corporation ("SLP") relating to the business described below. Seminole, SCFI, Wholesale, KHI, and SLP are hereinafter referred to collectively as "Seller." Prior to the acquisition, Seller was engaged in the business of selling and financing used motor vehicles at dealerships located in the state of Florida (the "Business"). The acquired assets consist primarily of a portfolio of installment sales contracts held by Seller and secured by vehicles sold by Seller or other independent used car dealers (the "purchased contracts"), the inventory of vehicles held for retail sale by Seller, and furniture, leasehold improvements, fixtures, equipment, supplies, intellectual property, and transferable licenses and permits relating to the Business. Consumer loans originated by Seller and not related to automobile sales (the "Consumer Paper"), other loans, and certain other assets were excluded from the acquisition. In connection with the acquisition, the Company also assumed selected liabilities of Seller consisting primarily of equipment leases and service agreements. The purchase price for the assets acquired was approximately $32.13 million in cash, consisting of an amount equal to 80% of the outstanding principal balance of the purchased contracts that constituted eligible contracts on the closing date under the Company's line of credit with General Electric Capital Corporation (approximately $24.77 million), $4 million for vehicle inventory, and approximately $3.36 million for other assets. In connection with the acquisition, the Sellers and their principal shareholders entered into a five-year covenant not to compete agreement. The Company obtained the money to make the acquisition from working capital and borrowings under its line of credit with General Electric Capital Corporation. The Company intends to continue the Business using its own business practices through a newly-formed, wholly-owned subsidiary (the "Subsidiary").

         In connection with the acquisition, the Company also leased certain facilities previously used by Seller in connection with the Business. Five facilities owned by Sellers and utilized in the Business as car dealerships have been leased by the Subsidiary at market rates for five-year terms with two five-year extension options. A sixth facility leased by Wholesale from a third party lessor and used in the Business as a reconditioning facility has been subleased to the Subsidiary at market rates. The term of this lease expires April 1, 1997, but notice of exercise of a two-year extension option has been given. Finally, a facility owned by and previously used as offices by Sellers has been leased to the Subsidiary for a one-year term with rentals at market rates paid in advance, with no option to extend. This lease can be terminated by Seller at any time after ninety days by giving ninety days notice.

         In connection with the acquisition, the Company advanced to Seminole a commercial loan (the "Commercial Loan") in the amount of $891,316 secured by the Consumer Paper and personally guaranteed by the principal shareholders of Seminole. The Commercial Loan accrues interest at prime plus 2% and matures on January 15, 1999 (the "Maturity Date"). All payments collected by Seminole on the Consumer Paper during the period prior to the Maturity Date will be applied to pay off the Commercial Loan.
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         In addition, as part of the acquisition, the Company intends to advance to Krizmanich Manatee Holdings, Inc., a Florida corporation ("KMH"), a commercial mortgage loan (the "KMH Loan") in the amount of $1.5 million, secured by a second priority lien on certain real property located in the state of Florida that is owned by KMH and not used in the operation of the Business. The KMH Loan will also be guaranteed by the principal shareholders of KMH. It is anticipated that the KMH Loan will accrue interest at prime plus 2% and will be payable in monthly installments of interest only with the principal and all accrued and unpaid interest thereon payable in full on the Maturity Date.

        On January 21, 1997, a purported creditor of the Seller filed to enjoin the sale as a fraudulent conveyance. Alternatively, the suit seeks to void any transfer of the assets that has already occurred, to attach the assets that have been transferred, or to appoint a receiver to take charge of the assets transferred. The Company has not been named in this action, has received a specific indemnity from the Seller relating to this action, and has been advised by the Seller that, in its view, the claim is without merit.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of Business Acquired.

                  It is impractical to provide the required financial information at the time of filing this report. The required financial information will be filed by amendment to this Form 8-K not later than March 31, 1997.

         (b)      Pro Forma Financial Information.

                  It is impractical to provide the required pro forma financial information at the time of filing this report. The required pro forma financial information will be filed by amendment to this Form 8-K not later than March 31, 1997.

         (c)      Exhibits

                  Exhibit Number        Description
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                       2.1              Agreement of Purchase and Sale of
                                        Assets dated as of December 31, 1996
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   UGLY DUCKLING CORPORATION
                                                           (Registrant)

Dated:  January 28, 1997                             By: Steven P. Johnson
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                                                         Steven P. Johnson
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